Exhibit 3.2

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

FBG HOLDING COMPANY

Pursuant to Section 607.1006, Florida Statutes, the Articles of Incorporation of FBG Holding Company are hereby amended as follows:

FIRST: Article I of the Articles of Incorporation is hereby amended by deleting the text of such provision in its entirety and substituting the following provision in lieu thereof:

ARTICLE I

The name of the Corporation is Florida Bank Group, Inc.

SECOND: The foregoing amendment was adopted by the holders of all the outstanding shares of common stock, being the sole voting group entitled to vote on the amendment, on April 30, 2007 and the number of votes cast for the amendment was sufficient for approval by the holders of common stock.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed and attested to by its duly authorized officers as of this 30th day of April, 2007.

FBG HOLDING COMPANY

By:	/s/ Robert Rothman
Robert Rothman
Chairman and Chief Executive Officer

STATE OF FLORIDA

COUNTY OF HILLSBOROUGH

The foregoing instrument was acknowledged before me this 30th day of April, 2007, by Robert Rothman, as Chairman and Chief Executive Officer of FBG Holding Company, on behalf of the Corporation.

/s/ Nicole A. Everson
Printed Name:	Nicole A. Everson
Notary Public, State of Florida

Personally Known  ☒ or Produced Identification  ☐

Type of Identification Produced

2

Articles of Amendment - Name